Exhibit 99.1

QC Holdings, Inc. Reports Fourth Quarter Results

Board Declares $0.05 Dividend per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--February 9, 2012--QC Holdings, Inc. (NASDAQ: QCCO) reported income from continuing operations of $3.2 million and revenues of $49.7 million for the quarter ended December 31, 2011. For the year ended December 31, 2011, income from continuing operations totaled $10.8 million and revenues were $187.5 million.

“Our fourth quarter results were slightly below our expectations,” said QC Chairman and Chief Executive Officer Don Early. “While we expected higher revenues and profit due to the inclusion of our new Canadian online lending subsidiary, we were disappointed with the ongoing drag associated with the change in the Illinois payday lending law that took effect in late first quarter 2011. Exclusive of Illinois, our US branch network generated a 3.9% improvement in revenues over prior year’s fourth quarter.

“Full year 2011 presented various challenges for the company and industry. For QC, we managed through higher losses and declining revenues in our financial services branches located in legislative-affected states. In our automotive division, escalating vehicle acquisition costs and higher losses offset the impressive increase in revenues year-to-year.

“From an industry perspective, the 2011 state legislative and regulatory activity was generally favorable, indicative of broader understanding and acceptance of short-term lending products. With respect to federal regulation, we expect that the Consumer Financial Protection Bureau will approach its oversight mandate through thoughtful research, reasoned judgment and pragmatism.”

For the three months and year ended December 31, 2010, income from continuing operations totaled $4.1 million and $13.8 million, respectively, and revenues were $47.8 million and $183.9 million, respectively.

The three months and year ended December 31, 2011 and 2010 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and year ended December 31, 2011 and 2010 are provided below.

** Fourth Quarter **

Revenues improved $1.9 million, or 4.0%, quarter-to-quarter, primarily due to the inclusion of fees and interest from the company’s Canadian online lending subsidiary (Direct Credit), which was acquired on September 30, 2011. The company’s automotive division reported a $284,000 increase in revenues over prior year’s fourth quarter. Payday and installment revenues in the company’s branches were down slightly during the three months ended December 31, 2011. This decline is attributable to the previously-noted change in the Illinois lending law, substantially offset by higher revenues in the majority of other states.

Branch operating costs, exclusive of loan losses, increased $840,000 (to $22.0 million) during the three months ended December 31, 2011. Fourth quarter 2011 costs were higher primarily as a result of the inclusion of Direct Credit, as well as typical annual rent increases.

Loan losses increased $2.2 million during the three months ended December 31, 2011, totaling $12.7 million versus $10.5 million in prior year’s quarter. The loss ratio increased to 25.6% in fourth quarter 2011 versus 21.9% in fourth quarter 2010. The increase over prior year’s fourth quarter is primarily attributable to loss experience in South Carolina, Illinois and Wisconsin, where customers are adjusting to new product offerings as a result of recent changes to lending laws. For the quarter, returned items as a percentage of revenues increased to 39.5% from 37.8% in fourth quarter 2010, and collections on those returned items declined to 39.4% from 44.2%.

QC’s branch gross profit in fourth quarter 2011 decreased $1.3 million to $14.9 million versus $16.2 million in fourth quarter 2010. Profit declines related to higher losses in those states noted above were partially offset by approximately $694,000 in gross profit from Direct Credit.

Regional and corporate expenses totaled $8.7 million during the three months ended December 31, 2011 compared to $9.0 million in fourth quarter 2010. The $299,000 decline is primarily due to a reduction in legal-related costs quarter-to-quarter.

Interest expense increased $463,000 to $1.0 million in the current quarter compared to prior year’s fourth quarter as a result of higher average debt balances, a higher blended borrowing rate and amortization of debt issue costs resulting from the third quarter 2011 restatement and amendment to the company’s credit agreement. The company’s effective income tax rate was 31.3% and 29.0% during fourth quarter 2011 and fourth quarter 2010, respectively. The lower-than-normal effective rate in each period reflects provision-to-return adjustments in each quarter, largely related to state and employment tax credits.

“Throughout 2011, we experienced higher losses in three states – South Carolina, Wisconsin and Illinois – that battled through transitions to new lending products as a result of recent law changes,” commented QC President and Chief Operating Officer Darrin Andersen. “In our other states, we posted an improvement in the loss rate, which was instrumental in driving a higher gross margin year-to-year.

“Despite the setback in our automotive division during 2011, we are confident in our operating processes, vehicle procurement strategy and collection pathways. We expect improvement from this division during 2012 as a result of a decline in overall vehicle acquisition costs, refined origination procedures and lower losses.”

** Year Ended December 31 **

The company’s revenues increased $3.6 million to $187.5 million during the year ended December 31, 2011 versus $183.9 million in 2010. This improvement is due to the inclusion of Direct Credit revenues and higher automotive, installment loan and title loan revenues, substantially offset by reduced payday loan volume. The decline in payday loan volumes is largely due to the expiration of the Arizona’s payday loan law on June 30, 2010. In Arizona, the company is now offering a title loan product, but customer demand is significantly lower for this product than the payday loan alternative previously available.

Branch operating costs, exclusive of loan losses, increased $2.7 million to $86.6 million during the year ended December 31, 2011 versus $83.9 million in prior year. This increase is primarily attributable to higher cost of sales for automobile purchases.

During the year ended December 31, 2011, the company reported loan losses of $40.9 million compared to $37.0 million during the year ended December 31, 2010. The company’s loss ratio increased to 21.8% during 2011 versus 20.1% in 2010, primarily for the reasons noted in the quarterly discussion above. Exclusive of Illinois, South Carolina and Wisconsin, the company’s loss ratio declined nearly a percentage point year-to-year.

Branch gross profit decreased to $60.1 million for the year ended December 31, 2011 from $62.9 million during the year ended December 31, 2010. The decrease from 2010 was attributable to the changes in the Arizona law and higher cost of sales on vehicles as noted above, partially offset by improvements in the majority of the other states in which the company operates.

Regional and corporate expenses totaled $37.6 million during the year ended December 31, 2011 compared to $36.0 million in the same 2010 period. The $1.6 increase is primarily due to higher legal expenses, including $2.0 million in accrued costs ($1.2 million, net of income taxes) resulting from a tentative settlement of an outstanding legal matter in second quarter 2011, partially offset by reduced compensation.

Other expenses increased $241,000 in 2011, which reflects the third quarter 2011 loss on debt extinguishment of approximately $462,000 in connection with the third quarter 2011 restatement and amendment to the company’s credit agreement.

The company’s effective income tax rate was 37.5% during 2011 compared to 36.4% in the prior year.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable March 6, 2012 to stockholders of record as of February 21, 2012.

-BUSINESS OUTLOOK -

“The payday loan industry and our company continue to draw unwarranted criticism from organizations and individuals that refuse to consider incontrovertible facts, but instead rely on misdirection and hyperbole,” Early said. “We are proud of the professionalism and sensibility demonstrated by our financial services employees as they focus on providing quality service to our deserving customers in such a dynamic environment.

“Heading into 2012, we expect to continue our efforts to diversify and expand our product offerings. We are pleased with the progress of our new Canadian online lending subsidiary and look forward to capitalizing on the growth prospects this platform provides to QC. Our automotive group is poised to rebound from a challenging 2011. In addition, we are making solid progress in our new product tests in South Carolina and Virginia, and are evaluating various longer-term, higher-dollar lending products in other states.

“With these dynamic growth initiatives, our proven branch network and a strong, flexible balance sheet, QC is well-positioned to capitalize on strategic opportunities and to generate improvements in cash flow and shareholder value.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 482 branches in 23 states at December 31, 2011. In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2011, the company advanced nearly $1.0 billion to customers and reported total revenues of $187.5 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Illinois and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (5) risks associated with the leverage of the company, (6) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (7) changes in our key management personnel, (8) integration risks and costs associated with acquisitions, including our recent Canadian acquisition, (9) risks associated with owning and managing non-U.S. businesses and (10) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows) QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2010	2011	2010	2011
Revenues
Payday loan fees	$32,561	$33,906	$128,289	$123,235
Automotive sales, interest and fees	5,130	5,414	19,914	23,645
Other	10,105	10,338	35,682	40,663
Total revenues	47,796	49,658	183,885	187,543
Branch expenses
Salaries and benefits	9,795	9,969	39,105	38,883
Provision for losses	10,453	12,731	37,003	40,860
Occupancy	4,836	5,380	19,820	20,708
Cost of sales - automotive	2,606	2,631	9,675	12,253
Depreciation and amortization	812	664	3,156	2,667
Other	3,098	3,343	12,178	12,068
Total branch expenses	31,600	34,718	120,937	127,439
Branch gross profit	16,196	14,940	62,948	60,104

Regional expenses	3,226	3,514	13,921	13,413
Corporate expenses	5,761	5,174	22,101	24,151
Depreciation and amortization	625	552	2,653	2,193
Interest expense	581	1,044	2,400	2,574
Other expense (income), net	168	(1)	241	482
Income from continuing operations before income taxes	5,835	4,657	21,632	17,291
Provision for income taxes	1,691	1,458	7,879	6,489
Income from continuing operations	4,144	3,199	13,753	10,802
Loss from discontinued operations, net of income tax	(851)	(130)	(1,810)	(634)
Net income	$3,293	$3,069	$11,943	$10,168

Earnings (loss) per share:
Basic
Continuing operations	$0.23	$0.18	$0.77	$0.60
Discontinued operations	(0.04)	(0.01)	(0.11)	(0.03)
Net income	$0.19	$0.17	$0.66	$0.57

Diluted
Continuing operations	$0.23	$0.18	$0.76	$0.60
Discontinued operations	(0.04)	(0.01)	(0.10)	(0.03)
Net income	$0.19	$0.17	$0.66	$0.57
Weighted average number of common shares outstanding:
Basic	17,042	16,999	17,259	17,027
Diluted	17,155	17,178	17,341	17,110

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S.
generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The year ended December 31, 2011 includes an additional adjustment to EBITDA related to a third quarter loss on debt extinguishment in connection with the company’s amended and restated credit agreement, as well as an additional adjustment to EBITDA for the accrued costs associated with the tentative settlement of the Missouri arbitration proceedings, which will be a cash expense if the settlement is completed as presently contemplated. It is important to note that non-
GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011

Income from continuing operations	$ 4,144	$ 3,199	$ 13,753	$ 10,802
Provision for income taxes	1,691	1,458	7,879	6,489
Depreciation and amortization	1,437	1,216	5,809	4,860
Interest expense	581	1,044	2,400	2,574
Non-cash (gains) losses on property dispositions	168	(1)	241	20
Loss on debt extinguishment (a)				462
Stock option and restricted stock expense	485	503	2,170	2,178
Accrued costs for settlement of legal matter (a)				2,000
Adjusted EBITDA	$ 8,506	$ 7,419	$ 32,252	$ 29,385

(a)	For the year ended December 31, 2011, the adjusted EBITDA computation includes the third quarter loss on debt extinguishment in connection with the company’s amended and restated credit agreement and the accrued costs recorded in connection with the tentative settlement of an outstanding legal matter.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2010	December 31, 2011
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$16,288	$17,738
Restricted cash		2,175
Loans receivable, less allowance for losses of $5,300 at December 31, 2010 and $6,008 at December 31, 2011	64,319	67,357
Prepaid expenses and other current assets	13,419	12,854
Total current assets	94,026	100,124
Non-current automotive loans receivable, less allowance for losses of $1,850 at December 31, 2010 and $2,100 at December 31, 2011	5,740	6,939
Property and equipment, net	14,110	11,761
Goodwill	16,491	23,958
Other assets, net	7,675	10,447
Total assets	$138,042	$153,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$467	$224
Accrued expenses and other liabilities	11,806	12,981
Deferred revenue	4,356	4,953
Revolving credit facility	17,250	14,500
Current portion of long-term debt	10,863	20,490
Total current liabilities	44,742	53,148

Non-current liabilities	4,872	6,625

Long-term debt	16,881	14,224
Total liabilities	66,495	73,997

Commitments and contingencies
Stockholders’ equity	71,547	79,232
Total liabilities and stockholders’ equity	$138,042	$153,229

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	537	484	556	523
De novo branches opened			1	2
Acquired branches
Branches closed	(14)	(2)	(34)	(43)
Number of branches, end of period	523	482	523	482

Short-term Lending Branch Data:
Branch revenue	$ 42,203	$ 42,303	$ 162,277	$ 161,397
Percentage change		0.2%		(0.5%)
Branch net revenues	$ 32,996	$ 31,888	$ 128,747	$ 126,065
Percentage change		(3.4%)		(2.1%)

Operating Data – Short-term Loans:
Loan volume	$ 229,672	$ 233,104	$ 879,680	$ 844,088
Average loan (principal plus fee)	375.56	380.94	374.20	377.43
Average fee	56.55	56.71	56.14	56.71

Operating Data – Installment Loans:
Loan volume	$ 9,319	$ 10,178	$ 29,327	$ 37,741
Average loan (principal)	496.69	549.85	489.56	539.39
Average term (days)	173	179	172	199

Operating Data – Automotive Loans:
Loan volume	$ 4,005	$ 4,152	$ 15,835	$ 18,412
Average loan (principal)	9,698	9,933	9,375	9,899
Average term (months)	33	33	33	33
Locations, end of period	5	5	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$ 5,098	$ 5,035	$17,324	$20,428
Credit services fees	2,010	2,135	7,322	7,889
Title loan fees	1,356	1,624	4,135	5,741
Other	1,641	1,544	6,901	6,605
Total	$ 10,105	$ 10,338	$35,682	$40,663

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$ 18,076	$ 19,634	$71,587	$72,331
Recoveries	(7,997)	(7,727)	(34,047)	(32,508)
Adjustment to provision for losses based on evaluation of outstanding receivables	374	824	(537)	1,037
Total provision for losses	$ 10,453	$ 12,731	$37,003	$40,860

Provision for losses as a percentage of revenues	21.9%	25.6%	20.1%	21.8%
Provision for losses as a percentage of loan volume (all products)	4.0%	4.7%	3.7%	4.2%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications